Exhibit 1.1

EXECUTION VERSION

AXIS CAPITAL HOLDINGS LIMITED

22,000,000 Depositary Shares,

Each representing a 1/100th interest in a share of

5.50% Series E Preferred Shares, par value $0.0125 per share

(Liquidation Preference $2,500 Per Preferred Share)

UNDERWRITING AGREEMENT

October 31, 2016

October 31, 2016

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, NY 10036

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, NC 28202

As Representatives of the several Underwriters named in Schedule I hereto

Ladies and Gentlemen:

AXIS Capital Holdings Limited, a Bermuda exempted company with limited liability (the “Company”), proposes to sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, an aggregate of 22,000,000 depositary shares (the “Firm Securities”), each representing ownership of a 1/100th interest in a 5.50% Series E Preferred Shares, par value $0.0125 per share (the “Preferred Shares”), $2,500 liquidation preference per Preferred Share (equivalent to $25.00 per depositary share), of the Company and, at the option of the Underwriters, as provided in Section 2(b) hereof, up to an additional 2,000,000 depositary shares (the “Optional Securities”). The Preferred Shares will, when issued, be deposited by the Company against delivery of depositary receipts (the “Depositary Receipts”) to be issued by Computershare, Inc. and Computershare Trust Company, N.A. (together, the “Depositary”), under a Deposit Agreement, to be dated as of the Closing Date (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of the Depositary Receipts issued thereunder. Each Depositary Receipt will evidence one or more Depositary Shares (as defined below). The Preferred Shares shall have the rights, powers and preferences set forth in the Certificate of Designations of the Preferred Shares (the “Certificate of Designations”). Hereinafter, the Firm Securities and Optional Securities are collectively referred to as the “Depositary Shares,” and the Depositary Shares, together with the Preferred Shares, are collectively referred to as the “Securities.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-193384) on Form S-3-ASR,

including a prospectus, relating to securities (the “Shelf Securities”), including the Securities. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus covering the Shelf Securities, dated January 16, 2014, is hereinafter referred to as the “Registration Statement”; and the related prospectus covering the Shelf Securities dated January 16, 2014 in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities, is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus. For purposes of this Agreement, “free writing prospectus” means a free writing prospectus, if any, as defined in Rule 405 under the Securities Act that constitutes an offer to sell or a solicitation of an offer to buy the Securities and “Time of Sale Prospectus” means the Basic Prospectus together with the preliminary prospectus supplement, subject to completion, dated October 31, 2016, the pricing term sheet referred to in Section 6(c) and any other free writing prospectuses identified in Schedule II hereto, all considered together. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, deemed to be incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or any free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1. Representations and Warranties. The Company represents and warrants to and agrees with each Underwriter that:

(a) The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and deemed to be incorporated by reference in the Time of Sale Prospectus or the Prospectus prior to the end of the period in which any Underwriter is required by law to deliver the Prospectus in connection with sales by an underwriter or any dealer, complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became or becomes effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply, in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus at the time when sales of the Securities in connection with the offering were first made will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each issuer free writing prospectus (as defined in Rule 433(h) under the Securities Act), if any, and each broadly available road show, if any, in each case, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company through the Representatives in writing by such Underwriter expressly for use therein.

(c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule II hereto, and electronic road shows, each furnished to the Representatives before first use, the Company has not prepared, used or referred to, and will not, without the prior consent of the Representatives, prepare, use or refer to, any free writing prospectus.

(d) Deloitte Ltd., whose report is included in the Prospectus, is an independent registered public accounting firm with respect to the Company and its consolidated subsidiaries within the meaning of the Securities Act and the rules and regulations adopted by the Commission thereunder. The financial statements of the Company and its consolidated subsidiaries (including the related notes and supporting schedules) included in the Registration Statement and the Time of Sale Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated and conform in all material respects with the rules and regulations adopted by the Commission under the Securities Act; and the supporting schedules included in the Registration Statement present fairly in all materials respects the information required to be stated therein.

(e) The Company has been duly incorporated, is validly existing as a company in good standing (including as an exempted company) under the laws of Bermuda (good standing meaning that it has not failed to make any required filing with any Bermuda governmental authority or to pay any Bermuda governmental fee or tax which would make it liable to be struck off the registrar of companies and thereby cease to exist under the laws of Bermuda), has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus and to enter into and perform its obligations under this Agreement, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(f) Each of AXIS Specialty Limited, AXIS Re SE, AXIS Reinsurance Company, AXIS Insurance Company, AXIS Specialty Global Holdings Limited, AXIS Specialty Holdings Ireland Limited and AXIS Specialty Holdings Bermuda Limited (hereafter, the “Designated Subsidiaries”) has been duly incorporated, is validly existing as a company or corporation, as the case may be, in good standing under the laws of the jurisdiction of its incorporation (good standing meaning, with respect to each of the Designated Subsidiaries, that each has not failed to make any required filing with any government authority of the jurisdiction of its incorporation or to pay any government fee or tax in its jurisdiction of incorporation which would make it liable to be struck off the register of companies and thereby cease to exist under the laws of its jurisdiction of incorporation), has the corporate power and authority to own, lease and operate its property and to conduct its business as described in the Time of Sale Prospectus and is duly qualified to transact business and is in good standing (good standing meaning, with respect to each of the Designated Subsidiaries, that each has not failed to make any required filing or to pay any government fee or tax with any government authority of any jurisdiction in which the conduct of such Designated Subsidiary’s business or its ownership or leasing or operating of property requires such filing or payment which would make it liable to be struck off the register of companies and thereby cease to exist under the laws of such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing or operating of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each Designated Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable (non-assessable meaning, with respect to each of the Designated Subsidiaries, that no further sums are payable with respect to the holding of such shares and the member shall not be bound by an alteration (unless it agrees in writing to such alteration) in the memorandum of association or the bye-laws or equivalent organizational documents of such Designated Subsidiary after the date upon which it became a member if and so far as the alteration requires such member to take or subscribe for additional shares or in any way increases its liability to contribute to the share capital of, or otherwise pay money to, such Designated Subsidiary) and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities, claims, preemptive rights or restrictions upon voting or transfer except, in the case of restrictions on transfer, as described in the Prospectus. Except for AXIS Specialty Europe SE, Sirius Australia Holdings Pty Ltd, Dexta Corporation Pty Ltd, AXIS Specialty Finance PLC, AXIS Specialty UK Holdings Limited, AXIS Specialty U.S. Holdings, Inc., AXIS Surplus Insurance Company, AXIS Specialty Insurance Company, AXIS Specialty U.S. Services, Inc., AXIS Group Services, Inc., AXIS Re SE Escritório de Representação No Brasil Ltda., AXIS Specialty Canada Services, ULC, AXIS Specialty Finance LLC, AXIS UK Corporate Services Limited, AXIS Corporate Capital UK Limited, AXIS Bermuda Services Limited, AXIS Specialty Investments II Limited, AXIS Specialty Markets Limited, AXIS Specialty Markets II Limited, AXIS Ventures Limited, AXIS Ventures Reinsurance Limited, AXIS Reinsurance Managers Limited, Ternian Insurance Group LLC and AXIS Specialty Underwriters, Inc., none of which is a “significant subsidiary” of the Company as that term is defined in Rule 1-02(w) of Regulation S-X of the rules and regulations of the Commission under the Securities Act, the Designated Subsidiaries are the only subsidiaries of the Company.

(g) This Agreement has been duly authorized, executed and delivered by the Company.

(h) (i) the Deposit Agreement has been duly authorized by the Company and, at the Closing Date (as defined below), will have been duly executed and delivered and, assuming the Deposit Agreement is the valid and legally binding agreement of the Depositary, will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general principles of equity and an implied covenant of good faith and fair dealing; (ii) the Preferred Shares have been duly authorized and, when issued and delivered in accordance with this Agreement and the Deposit Agreement, will have been validly issued, fully paid and non-assessable and will conform to the description thereof contained in the Time of Sale Prospectus and the Prospectus; (iii) the Depositary Shares have been duly authorized and, assuming the Deposit Agreement is the valid and legally binding agreement of the Depositary, when issued and delivered against payment therefor, in accordance with this Agreement and the Deposit Agreement, such Depositary Shares will have been validly issued and will entitle the holder thereof to the rights and benefits provided in the Deposit Agreement; and (iv) the statements made under the caption “Description of Depositary Shares” in the Time of Sale Prospectus and the Prospectus, constitute accurate summaries of the Deposit Agreement and the Depositary Shares in all material respects.

(i) The issuance of the Securities will not be subject to any preemptive or similar rights.

(j) The authorized share capital of the Company conforms as to legal matters to the description thereof contained in the Time of Sale Prospectus and the Prospectus.

(k) The capitalization of the Company as of September 30, 2016 conforms in all material respects to the description thereof in the Time of Sale Prospectus and the Prospectus. All of the issued and outstanding common shares, par value $0.0125 per share, series C preferred shares, par value $0.0125 per share and series D preferred shares, par value $0.0125 per share, of the Company have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.

(l) None of the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement or the Deposit Agreement, the issuance and sale of the Securities, the execution of the Certificate of Designations, nor the consummation of the transactions contemplated hereby or thereby, will (i) contravene or result in a breach or violation of, or constitute a default under, (A) the charter, memorandum of association, bye-laws or other governing documents of the Company or any of its subsidiaries, (B) any provision of applicable law or any regulation, rule, judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary or any of their respective properties or (C) any agreement, indenture or other instrument binding upon the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or to which any of its properties are subject, or (ii) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property of the Company or any of its subsidiaries, except (other than with respect to clause (i)(A)) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole. Except for permits, consents, approvals and similar authorizations required by the securities or “Blue Sky” laws of certain jurisdictions in connection with the offer and sale of the Securities and permits, consents, approvals and authorizations which have been obtained, no permit, consent, approval, authorization or order of any court, governmental agency or body or financial institution is required in connection with the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement and the Deposit Agreement, the issuance and sale of the Securities, the execution of the Certificate of Designations, or the consummation of the transactions contemplated hereby or thereby.

(m) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus and the Prospectus. Subsequent to the respective dates as of which information is given in the Registration Statement and the Time of Sale Prospectus and the Prospectus, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock (other than pursuant to the Company’s share repurchase program), nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its subsidiaries, except in each case as described in the Time of Sale Prospectus and the Prospectus.

(n) There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole, or that are required to be described in the Registration Statement or the Prospectus and are not so described, or any statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required.

(o) Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(p) The Company is not, and after giving effect to the offering and sale of the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(q) Each of the Company and its Designated Subsidiaries has (i) all licenses, certificates, permits, authorizations, approvals, franchises and other rights from, and has filed all reports, documents and other information required to be filed pursuant to the applicable laws of Bermuda, Ireland and the United States (and any State thereof) and all other relevant jurisdictions as is necessary to engage in the business currently conducted by it in the manner described in the Prospectus (each, an “Authorization”), except where the failure, individually or in the aggregate, to file such report, document or information would not have a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) fulfilled and performed all obligations necessary to maintain each Authorization, except where the failure to fulfill or perform such obligation, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries taken as a whole and (iii) no knowledge of any pending or threatened action, suit, proceeding or investigation that would reasonably be expected to result in the revocation, termination, material adverse modification, material adverse impairment or suspension of any Authorization. All such Authorizations are valid and in full force and effect and the Company and the Designated Subsidiaries are in compliance in all material respects with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect thereto, except where the failure to comply, individually or in the aggregate, would not have a material adverse effect on the Company and its subsidiaries taken as whole. Except as otherwise described in or contemplated by the Time of Sale Prospectus and the Prospectus, the Company has not received any order or decree from any insurance regulatory agency or body impairing, restricting or prohibiting the payment of dividends by any Designated Subsidiary to its parent and has not otherwise agreed to any such impairment, restriction or prohibition.

(r) Each of the Company and its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company and its subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. The Company and its subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

(s) The Company has no knowledge of any threatened or pending downgrading of any of its or its Designated Subsidiaries’ claims-paying ability rating by Moody’s Investors Service, Standard & Poor’s Rating Service, a Division of The McGraw-Hill Companies, Inc., or A.M. Best Company, Inc., the only “nationally recognized statistical rating organizations,” as such term is defined in Section 3(a)(62) of the Exchange Act, which currently rate the claims-paying ability of the Company or any of the Designated Subsidiaries.

(t) The Company and each of the Designated Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.

(u) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

(v) Neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any material patents, patent rights, licenses, inventions, copyrights, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, which would reasonably be expected to have, individually or in the aggregate, a material adverse affect on the Company and its subsidiaries, taken as a whole.

(w) None of the Company or any of its Designated Subsidiaries (i) is in violation of its charter, memorandum of association or bye-laws or articles of association or other governing documents, (ii) is in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any agreement (including any retrocessional or reinsurance treaty, contract or arrangement), indenture or other instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (iii) is in violation of any law, rule or regulation to which it or its property is subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole.

(x) Except as disclosed in the Time of Sale Prospectus and the Prospectus, all retrocessional and reinsurance treaties, contracts and arrangements to which any of the Company or its subsidiaries are a party as the reinsured or insured are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole. None of the Company or any of its Designated Subsidiaries has received any notice or otherwise has knowledge that any of the other parties to such retrocessional and reinsurance treaties, contracts, agreements or arrangements intends not to perform, or will be unable to perform, in any material respect such retrocessional or reinsurance treaty, contract, agreement or arrangement, except where such non-performance would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(y) None of the Company’s subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to the Company or from making any other distribution on such subsidiary’s capital stock, except as described in or contemplated by the Time of Sale Prospectus and the Prospectus.

(z) None of the Underwriters nor any subsequent purchasers of the Depositary Shares (other than any purchaser resident in Bermuda for Bermuda exchange control purposes) is subject to any stamp duty, excise, transfer or similar tax imposed in Bermuda in connection with the offering, sale or purchase of the Depositary Shares.

(aa) There are no currency exchange control laws or withholding taxes of Bermuda that would be applicable to the payment of dividends on the Securities by the Company (other than to residents of Bermuda for Bermuda exchange control purposes).

(bb) Any tax returns required to be filed in any jurisdiction by the Company or any of its subsidiaries have been accurately prepared and timely filed and any taxes (including any withholding taxes, excise taxes, sales taxes, use taxes, penalties and interest), assessments and fees and other charges due or claimed to be due from such entities have been paid, (i) other than any of those (A) being contested in good faith and for which adequate reserves have been provided or (B) currently payable without penalty or interest, (ii) except to the extent that the failure to so file or pay would not result in a material adverse effect on the Company and its subsidiaries, taken as a whole, and (iii) other than those tax returns that would be required to be filed or taxes that would be payable by the Company or any of its subsidiaries if (A) any of them was characterized as a “personal holding company” as defined in Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”), (B) any of them other than AXIS Specialty Finance LLC, AXIS Insurance Company, AXIS Surplus Insurance Company, AXIS Specialty Insurance Company, AXIS Specialty U.S. Holdings, Inc., AXIS Reinsurance Company, AXIS Specialty U.S. Services, Inc., Ternian Insurance Group LLC or AXIS Group Services, Inc. (collectively the “U.S. Subsidiaries”) was characterized as engaged in a U.S. trade or business, (C) any of them other than AXIS Specialty UK Holdings Limited, AXIS Specialty Europe SE, AXIS Corporate Capital UK Limited, AXIS U.K. Corporate Services Limited or AXIS Specialty Finance PLC (the “U.K./Irish Subsidiaries”) was characterized as resident, managed or controlled or carrying on a trade through a branch or agency in the United Kingdom or (D) any of them other than AXIS Specialty Europe SE, AXIS Re SE, AXIS Specialty Holdings Ireland Limited or AXIS Specialty Global Holdings Limited (the “Irish Subsidiaries”) was characterized as resident, managed or controlled or carrying on a trade through a branch or agency in Ireland. No deficiency assessment with respect to a proposed adjustment of the Company’s or any of its subsidiaries’ taxes is pending or, to the Company’s knowledge, threatened. There is no material tax lien, whether imposed by any federal, state, or other taxing authority, outstanding against the assets, properties or business of the Company or any of its subsidiaries.

(cc) Based upon and subject to the assumptions and qualifications set forth in the Prospectus under the headings “Certain Tax Considerations” and “Certain U.S. Federal Income Tax Considerations,” the Company does not believe nor does it anticipate: (i) that either the Company or any of its subsidiaries has been, currently should be, or upon the sale of the Depositary Shares herein contemplated should be (A) treated as a “passive foreign investment company” as defined in Section 1297(a) of the Code, (B) characterized as a “personal holding company” as defined in Section 542 of the Code, (C) except for the U.S. Subsidiaries, considered to be engaged in a trade or business within the United States for purposes of Section 864(b) of the Code, (D) except for the U.K./Irish Subsidiaries, characterized as resident, managed or controlled or carrying on a trade through a branch or agency in the United Kingdom or (E) except for the Irish Subsidiaries, characterized as resident, managed or controlled or carrying on a trade through a branch or agency in Ireland; or (ii) that any person who owns shares of the Company directly or indirectly through foreign entities should be treated as owning (directly, indirectly through foreign entities or by attribution pursuant to Section 958(b) of the Code) 10% or more of the total voting power of the Company or any of its foreign subsidiaries.

(dd) AXIS Specialty Limited, AXIS Re SE, AXIS Ventures Reinsurance Limited, AXIS Corporate Capital UK Limited and AXIS

Specialty Europe SE intend to operate in a manner that is intended to ensure that the related person insurance income, as defined in Section 953(c)(2) of the Code, of each of AXIS Specialty Limited, AXIS Re SE, AXIS Ventures Reinsurance Limited, AXIS Corporate Capital UK Limited or AXIS Specialty Europe SE does not equal or exceed 20% of each such company’s gross insurance income for any taxable year in the foreseeable future.

(ee) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business and the rules and regulations thereunder (collectively, the “Anti-Money Laundering Laws”) and, to the Company’s knowledge, no action, suit or proceeding by or before any court or governmental agency, authority or body involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or threatened.

(ff) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries while acting on behalf of the Company has taken any action in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction; and prohibition of noncompliance therewith is covered by the codes of conduct or other procedures instituted and maintained by the Company and its Designated Subsidiaries. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(gg) (i) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (A) the subject of any economic sanctions imposed by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanctioned Persons”) or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, Syria and

Crimea region of Ukraine) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”), (ii) except as has been disclosed to the Underwriters, is set forth in the Time of Sale Prospectus and the Prospectus or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries and (iii) neither the Company nor any of its subsidiaries will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any Sanctioned Person or to any subsidiary, joint venture partner or other person for the purpose of financing the activities of any Sanctioned Person.

(hh) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Time of Sale Prospectus and the Prospectus fairly presents the information called for in all material respects and is prepared in accordance with the Commission’s rules and guidelines applicable thereto.

2. Agreements to Sell and Purchase. (a) On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to each Underwriter, and each Underwriter, agrees, severally and not jointly, to purchase from the Company at a purchase price of $25 per Depositary Share, less $0.5000 per Depositary Share with respect to 2,225,000 Depositary Shares reserved for sale to certain institutions or less $0.7875 per Depositary Share with respect to the remaining 19,775,000 Depositary Shares or with respect to any Optional Securities if the Over-Allotment Option (as defined below) is exercised (the “Purchase Price”), the number of Firm Securities set forth opposite such Underwriter’s name on Schedule I.

(b) The Company agrees to issue and sell the Optional Securities to the several Underwriters as provided in this Agreement and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company, up to 2,000,000 Optional Securities at the Purchase Price (the “Over-Allotment Option”); provided, however, that the amount paid by the Underwriters for any Optional Securities shall be reduced by an amount per Depositary Share equal to any dividends declared by the Company and payable on the Firm Securities but not payable on such Optional Securities.

(c) If the Over-Allotment Option is exercised, the number of Optional Securities to be purchased by each Underwriter shall be the number of Optional Securities which bears the same ratio to the aggregate number of Optional Securities being purchased as the number of Firm Securities set forth opposite the name of such Underwriter in Schedule I hereto (or such number increased as set forth in Section 11 hereof) bears to the aggregate number of

Firm Securities being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Securities as the Representatives, in their sole discretion, shall make.

(d) The Underwriters may exercise the Over-Allotment Option at any time in whole or, no more than two times, in part, on or before the thirtieth day following the date of the Prospectus, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Optional Securities as to which the Over-Allotment Option is being exercised and the date and time when the Optional Securities are to be delivered and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the fifth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 11 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein. A “business day” means a day other than Saturday or Sunday or other day on which the banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

(e) In relation to each member state of the European Economic Area, each Underwriter represents and agrees that it has not made and will not make an offer of Securities to the public in that member state, other than under the following exemptions under the Prospectus Directive:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall require the Company or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this subsection (e), the expression an “offer of Securities to the public” in relation to any Securities in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in each member state.

(f) Each Underwriter represents and agrees the preliminary prospectus and the Prospectus have been distributed only to, and have been directed only at, and any offer of the Securities subsequently made will only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

(g) The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its stockholders, creditors, employees or any other party, (iii) each Underwriter has not assumed nor will it assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and each Underwriter has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) each Underwriter and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) each Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

3. Offering by the Underwriters. It is understood that the several Underwriters propose to offer the Depositary Shares for sale to the public as set forth in the Prospectus.

4. Payment and Delivery. Payment for and delivery of the Depositary Shares shall be made, in the case of the Firm Securities, at 10:00 AM, New York City time, on November 7, 2016, or at such time on such later date as shall be agreed in writing by the Representatives and the Company, such time and date for such payment hereinafter referred to as the “Closing Date”, or, in the case of the Optional Securities, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ exercise of the Over-Allotment Option (the time and date for such payment for the Optional Securities, if other than the Closing Date, is hereinafter referred to as the “Additional Closing Date”).

Delivery of the Depositary Shares shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the Purchase Price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Depositary Shares shall be made through the facilities of The Depository Trust Company (“DTC”) unless the Representatives shall otherwise instruct.

5. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters to purchase and pay for the Firm Securities on the Closing Date or the Optional Securities on the Additional Closing Date, as the case may be, are subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the date hereof and as of the Closing Date or the Additional Closing Date, as the case may be, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date or the Additional Closing Date, as the case may be:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s or any Designated Subsidiary’s securities or in the Company’s or any Designated Subsidiary’s financial strength or claims–paying ability rating by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement) that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable to market the Depositary Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.

(b) The Underwriters shall have received on the Closing Date or the Additional Closing Date, as the case may be, a certificate, dated such Closing Date or the Additional Closing Date, as the case may be, and signed by an executive officer of the Company, to the effect set forth in Sections 5(a)(i) and 5(a)(ii) above and to the effect that the representations and warranties of the

Company contained in this Agreement are true and correct as of such Closing Date or the Additional Closing Date, as the case may be, and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before such Closing Date or the Additional Closing Date, as the case may be. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c) The Underwriters shall have received on the Closing Date or the Additional Closing Date, as the case may be, an opinion and a letter of Simpson Thacher & Bartlett LLP, outside counsel for the Company, dated such Closing Date or the Additional Closing Date, as the case may be, substantially to the effect set forth in Exhibit A hereto.

(d) The Underwriters shall have received on the Closing Date or the Additional Closing Date, as the case may be, an opinion of Conyers Dill & Pearman Limited, special Bermuda counsel for the Company, dated such Closing Date or the Additional Closing Date, as the case may be, substantially to the effect set forth in Exhibit B hereto.

(e) The Underwriters shall have received on the Closing Date or the Additional Closing Date, as the case may be, an opinion of the General Counsel for the Company, dated such Closing Date or the Additional Closing Date, as the case may be, substantially to the effect set forth in Exhibit C hereto.

(f) The Underwriters shall have received on the Closing Date or the Additional Closing Date, as the case may be, (i) an opinion of Cravath, Swaine & Moore LLP, counsel for the Underwriters, and (ii) a letter from Cravath, Swaine & Moore LLP, counsel for the Underwriters, dated the Closing Date or the Additional Closing Date, as the case may be, in form and substance reasonably acceptable to the Underwriters.

(g) The Underwriters shall have received, on each of the date hereof and the Closing Date or the Additional Closing Date, as the case may be, a letter dated the date hereof and such Closing Date or the Additional Closing Date, as the case may be, in form and substance satisfactory to the Representatives, from Deloitte Ltd., independent registered public accounting firm, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date or the Additional Closing Date, as the case may be, shall use a “cut-off date” not earlier than the date hereof.

The opinions of Simpson Thacher & Bartlett LLP, Conyers Dill & Pearman Limited, and the General Counsel of the Company described in Sections 5(c), 5(d) and 5(e) above shall be rendered to the Underwriters at the request of the Company.

6. Covenants of the Company. In further consideration of the agreements of the Underwriters herein contained, the Company covenants with each Underwriter as follows:

(a) To furnish to the Representatives, without charge, one signed copy of the Registration Statement and all amendments thereto (without exhibits thereto) and to deliver to the Representatives, without charge, during the period mentioned in Section 6(e) or 6(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any supplements and amendments thereto or to the Registration Statement as the Underwriters may reasonably request.

(b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Representatives a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Representatives reasonably object.

(c) To prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by the Representatives and attached as Exhibit D hereto and to file such term sheet and any other free writing prospectus required to filed pursuant to the rules and regulations of the Commission within the time required by such rules and regulations; to retain, in accordance with the rules and regulations of the Commission, all free writing prospectuses not required to be filed pursuant to such rules and regulations; and to furnish to the Representatives a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Representatives reasonably object.

(d) Not to take any action that would result in any Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act an electronic road show under Rule 433 under the Securities Act.

(e) If the Time of Sale Prospectus is being used to solicit offers to buy the Depositary Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the

Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f) If, during such period after the first date of the public offering of the Depositary Shares as in the opinion of counsel for the Underwriters the Prospectus is required by law to be delivered in connection with sales by any Underwriter or any dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to any Underwriter and to the dealers (whose names and addresses the Representatives will furnish to the Company) to which Depositary Shares may have been sold on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with law.

(g) To endeavor to qualify the Depositary Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to material taxation or service of process in suits, other than those arising out of the offering or sale of the Depositary Shares, in any jurisdiction where it is not now so subject.

(h) To make generally available to the Company’s security holders and to the Underwriters as soon as practicable an earning statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(i) To use its reasonable best efforts to obtain authorization for listing of the Depositary Shares on the New York Stock Exchange no later than the 30th date succeeding the Closing Date.

(j) The Company hereby agrees that, without the prior written consent of the Representatives, it will not, during the period ending 30 days after the date of the Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any preferred shares of the Company or any securities convertible into or exercisable or exchangeable for preferred shares of the Company or depositary shares representing interests therein, including the Preferred Shares or the Depositary Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of preferred shares of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities, in cash or otherwise. The foregoing sentence shall not apply to the Depositary Shares to be sold pursuant to this Agreement.

7. Covenants of the Underwriters. (a) Each Underwriter covenants with the Company not to take any action that would result in either being required to file with the Commission under Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed thereunder, but for the action of such Underwriter.

(b) Each Underwriter covenants with the Company not to use, authorize use of, refer to, or participate in the planning for use of, any free writing prospectus other than a previously filed issuer free writing prospectus without the prior consent of the Company.

(c) Each Underwriter covenants with the Company that it will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Securities Act.

8. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement and the Deposit Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel, the Company’s accountants in connection with the registration and delivery of the Securities under the Securities Act and all other fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees payable to the Commission relating to the Securities (within the time required by Rule 456(b)(1) under the Securities Act, if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified; (ii) the costs and charges of any transfer agent, registrar or depository; (iii) all costs and expenses related to the transfer and delivery of the Depositary Shares to the Underwriters, including any transfer or other taxes payable thereon; (iv) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Depositary Shares under state securities laws and all expenses in connection with the qualification of the Depositary Shares for offer and sale under state securities laws provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (v) all filing fees and the reasonable fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Securities by The Financial Industry Regulatory Authority (“FINRA”) (such fees and disbursements of counsel, together with fees and disbursements of counsel pursuant to clause (iv) above, not to exceed $10,000), (vi) all costs and expenses incident to listing the Depositary Shares on The New York Stock Exchange, (vii) the cost and charges of any depository arrangements for the Securities with DTC or any successor depositary, (viii) the document production charges and expenses associated with printing this Agreement and certificates representing the Securities, including the Depositary Receipts, (ix) any fees charged by ratings agencies for the rating of the Securities and (x) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 9 entitled “Indemnity and Contribution”, the last paragraph of Section 11 below and Section 15(d), the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel and any advertising expenses connected with any offers they may make.

9. Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each director, officer and employee of any Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act or the Prospectus or any amendment or supplement thereto or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

(b) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors of the Company, the officers of the Company who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter or an affiliate of such Underwriter (within the meaning of Rule 405 under the Securities Act) through the Representatives expressly for use in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act or the Prospectus or any amendments or supplements thereto.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) or 9(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (y) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including, but not limited to, circumstances in which there may be legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses of more than one separate firm (in addition to any local counsel) for all Underwriters and all persons, if any, who control any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or who are affiliates of any Underwriter within the meaning of Rule 405 under the Securities Act and (ii) the fees and expenses of more than one separate firm (in addition to any local counsel) for the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either such Section, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Underwriters and such control persons and affiliates of the Underwriters, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (y) does not include a statement as to or an admission of fault.

(d) To the extent the indemnification provided for in Section 9(a) or 9(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the sale of the Depositary Shares or (ii) if the allocation provided by clause 9(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(d)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the sale of the Depositary Shares shall be deemed to be in the same respective proportions as the net proceeds from the sale of the Depositary Shares (before deducting expenses) received by the Company and the total discounts and commissions received by the Underwriters in any resale of the Depositary Shares bear to the aggregate offering price of the Depositary Shares in such resale. The relative fault of the Company and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 9 are several in proportions to the respective aggregate number of Depositary Shares they have purchased hereunder, and not joint.

(e) The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 9(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Depositary Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f) The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Depositary Shares.

10. Termination. The Representatives may terminate this Agreement by notice given by the Representatives to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange or the Nasdaq Stock Market, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York state or Bermuda authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, or any calamity or crisis that, in the judgment of the Representatives, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offer, sale or delivery of the Depositary Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.

11. Effectiveness; Default. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date or the Additional Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Depositary Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Depositary Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of Depositary Shares to be purchased on such date, the other Underwriters shall be obligated severally to take up and pay for (in the respective proportions of the aggregate number of Depositary Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as the Representatives may specify) the Depositary Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the aggregate number of Depositary Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 11 by an amount in excess of one-ninth of such aggregate number of Depositary Shares without the written consent of such Underwriter. If, on the Closing Date or the Additional Closing Date, as the case may be, any Underwriter or Underwriters shall fail or refuse to purchase Depositary Shares and the aggregate number of Depositary Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Depositary Shares to be purchased, and arrangements satisfactory to the Representatives and the Company for the purchase of such Depositary Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the party of any non-defaulting Underwriters or the Company. In such case the Representatives shall have the right to postpone the Closing Date or the Additional Closing Date, as the case may be, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and in the Prospectus or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriting from liability in respect of any default of such Underwriter under this Agreement.

If this Agreement shall be terminated by the Representatives because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.

12. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of, the Underwriters and the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Depositary Shares from any Underwriter shall be deemed a successor or assign solely by reason of such purchase.

13. Entire Agreement. This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Depositary Shares, represents the entire agreement among the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Depositary Shares.

14. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15. Applicable Law; Submission to Jurisdiction; Appointment of Agent for Service; Judgment Currency.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, the Prospectus, the Registration Statement or the offering of the Depositary Shares. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent the Company has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process with respect to itself or its property, it irrevocably waives, to the fullest extent permitted by law, such immunity in respect of any such suit, action or proceeding.

(c) The Company hereby irrevocably appoints AXIS Specialty Finance LLC, 11680 Great Oaks Way, Suite 500, Alpharetta, GA 30022, Attn: General Counsel as its agent for service of process in any suit, action or proceeding described in the preceding paragraph. The Company agrees that service of process in any such suit, action or proceeding may be made upon it at the office of its agent. The Company waives, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

(d) In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in currency (the “judgment currency”) other than United States dollars, the party against whom such judgment or order has been given or made will indemnify each party in whose favor such judgment or order has been given or made (the “Indemnitee”) against any loss incurred by the Indemnitee as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which the Indemnitee is able to purchase United States dollars with the amount of the judgment currency actually received by such Indemnitee. The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Underwriters and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any reasonable premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

16. Notices. All communications hereunder shall be in writing and effective only upon receipt and delivered, mailed or sent to the Representatives or the Company, as applicable, at the respective addresses set forth in Schedule II hereto.

17. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

[SIGNATURES FOLLOW]

Very truly yours,

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Jose Osset
Name: Jose Osset
Title: SVP, Treasurer

Confirmed and accepted, intending to be legally bound, as of the date hereof:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Randolph Randolph
Name: Randolph Randolph
Title: Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Sam Reinhart
Name: Sam Reinhart
Title: Managing Director

UBS SECURITIES LLC

By:	/s/ Scott Lopano
Name: Scott Lopano
Title: Associate Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Carolyn Hurley
Name: Carolyn Hurley
Title: Director

Each acting on behalf of itself and as a Representative of the Underwriters.

SCHEDULE I

Underwriter	Number of Firm Securities To Be Purchased	Number of Optional Securities To Be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,455,000	405,000
Morgan Stanley & Co. LLC	4,455,000	405,000
UBS Securities LLC	4,455,000	405,000
Wells Fargo Securities, LLC	4,455,000	405,000
Barclays Capital Inc.	660,000	60,000
BNY Mellon Capital Markets, LLC	660,000	60,000
Citigroup Global Markets Inc.	660,000	60,000
J.P. Morgan Securities LLC	660,000	60,000
BMO Capital Markets Corp.	385,000	35,000
HSBC Securities (USA) Inc.	385,000	35,000
ING Financial Markets LLC	385,000	35,000
Lloyds Securities Inc.	385,000	35,000

Total:	22,000,000	2,000,000

I-1

SCHEDULE II

Free Writing Prospectus(es)	Term Sheet dated October 31, 2016, filed as a free writing prospectus pursuant to Rule 433

Addresses for Notices to Underwriters:	Merrill Lynch, Pierce, Fenner & Smith Incorporated 50 Rockefeller Plaza NY1-050-12-01 New York, NY 10020 Attention: Capital Markets Transaction Management/Legal Facsimile: +(212) 901-7881

Morgan Stanley & Co. LLC 1585 Broadway New York, NY 10036 Facsimile: 212-507-8999 Attention: Investment Banking Division

UBS Securities LLC 1285 Avenue of the Americas New York, NY 10019 Attention: Fixed Income Syndicate Facsimile: (203) 719-0495

Wells Fargo Securities, LLC 550 South Tryon Street, 5th Floor Charlotte, NC 28202 Attention: Transaction Management Facsimile: +(704) 410-0326

Address for Notices to the Company:	+(441) 496-2600 and confirmed in writing to AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, HM 08 Bermuda Attention: Conrad Brooks

II-1

EXHIBIT D

PRICING TERM SHEET

Filed Pursuant to Rule 433

Registration Statement No. 333-193384

October 31, 2016

AXIS Capital Holdings Limited

22,000,000 DEPOSITARY SHARES EACH REPRESENTING 1/100th INTEREST

IN A 5.50% SERIES E PREFERRED SHARE

This term sheet should be read together with AXIS Capital Holdings Limited’s preliminary prospectus supplement dated October 31, 2016 to the prospectus dated January 16, 2014.

Issuer:	AXIS Capital Holdings Limited

Security Type:	Depositary Shares, each representing 1/100th interest in a share of the Issuer’s 5.50% Series E Preferred Shares

Size:	22,000,000 Depositary Shares ($550,000,000 aggregate liquidation preference); or 24,000,000 Depositary Shares ($600,000,000 aggregate liquidation preference) if the underwriters exercise their option to purchase additional Depositary Shares in full

Over-Allotment Amount:	2,000,000 Depositary Shares

Trade Date:	October 31, 2016

Settlement Date:	November 7, 2016 (T+5)

Maturity Date:	Perpetual

Liquidation Preference:	$2,500 per Series E Preferred Share (equivalent to $25 per Depositary Share)

Dividend Payment Dates:	Dividends on the Series E Preferred Shares represented by Depositary Shares will be payable on a non-cumulative basis only when, as and if declared by the Issuer’s board of directors, quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2017. Upon the payment of any dividends on the Series E Preferred Shares, holders of Depositary Shares will receive a related proportionate payment.

Dividend Rate:	5.50% of the liquidation preference per annum (equivalent to $137.50 per Series E Preferred Share and $1.375 per Depositary Share). Assuming an initial issue date of November 7, 2016, the dividend for the initial dividend period will be $25.97 per Series E Preferred Share and $0.2597 per Depositary Share.

Optional Redemption:	On and after November 7, 2021, the Issuer may redeem the Series E Preferred Shares represented by the Depositary Shares, in whole or in part, at any time, at a redemption price of $2,500 per Series E Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption. At any time prior to November 7, 2021, the Issuer may redeem the Series E

Preferred Shares represented by the Depositary Shares in whole at a redemption price of $2,600 per Series E Preferred Share (equivalent to $26 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, only if the Issuer submits to the holders of its common shares a proposal for an amalgamation or merger or if the Issuer submits any proposal for any other matter that requires, as a result of a change in Bermuda law after the date of the prospectus supplement, for its validation or effectuation an affirmative vote of the holders of the Series E Preferred Shares at the time outstanding, whether voting as a separate series or together with any other series or class of preference shares as a single class. In addition, following the occurrence of a tax event or within 90 days following the occurrence of a capital redemption trigger date (each as defined in “Description of the Series E Preferred Shares—Redemption” in the preliminary prospectus supplement), the Issuer may redeem the Series E Preferred Shares represented by the Depositary Shares, in whole or in part, at a redemption price of $2,500 per Series E Preferred Share (equivalent to $25 per Depositary Share), plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.

Public Offering Price:	$25 per Depositary Share

Underwriting Discounts:	$0.5000 per Depositary Share for sales to certain institutions or $1,112,500 total; and $0.7875 per Depositary Share for sales to other investors or $15,572,812.50 total (or $17,147,812.50 if the underwriters exercise their option to purchase additional Depositary Shares in full)

Proceeds to the Issuer, before expenses:	$533,314,687.50*

Expected Listing:	NYSE. If the application is approved, trading in the Depositary Shares is expected to commence within 30 days after the initial delivery.

CUSIP / ISIN:	05461T 305/ US05461T3059

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:	BMO Capital Markets Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Lloyds Securities Inc.

*	This assumes no exercise of the underwriters’ over-allotment option and reflects 2,225,000 Depositary Shares sold to certain institutions and 19,775,000 Depositary Shares sold to other investors.

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. This communication is intended for the sole use of the person to whom it is provided by the sender.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, UBS Securities LLC at 1-888-827-7275 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.